Exhibit 99.1

Zumiez Inc. Reports June 2008 Sales Results

Net Sales Increased 10.2% to $34.7 Million

June 2008 Comparable Store Sales Decreased 3.4%

EVERETT, Wash.--(BUSINESS WIRE)--July 9, 2008--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended July 5, 2008 increased 10.2% to $34.7 million, compared to $31.5 million for the five-week period ended July 7, 2007. The company's comparable store sales decreased 3.4% for the five-week period, versus a comparable store sales increase of 13.7% in the year ago period.

To hear the Zumiez prerecorded May sales message, please dial (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 316 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

CONTACT:
Zumiez Inc.
Trevor Lang, 425-551-1500, ext. 1564
Chief Financial Officer
or
Investors:
Integrated Corporate Relations
Chad Jacobs/Brendon Frey, 203-682-8200